Exhibit (4) (b)

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

[Insert Rider Name]

RIDER DATA PAGE

RIDER EFFECTIVE DATE:	[XX/XX/XXXX]

[INITIAL] RIDER HOLDING PERIOD:	[Ten (10) Policy Years]

RIDER HOLDING PERIOD END DATE:	The [10th] Anniversary of: a) the Rider Effective Date, or b) the Rider Reset Effective Date, whichever is later.

GUARANTEED AMOUNT:

The Guaranteed Amount is determined as follows:

[(a) At issue:] The Guaranteed Amount is equal to [100% of] the Premium Payment(s), less all Guaranteed Amount Proportional Reductions made during the Rider Holding Period.

[(b) At Rider Reset: The Guaranteed Amount is equal to [100% of] the Policy’s Accumulation Value on the Rider Reset Effective Date, less any Guaranteed Amount Proportional Reductions taken after the Rider Reset Effective Date during the Rider Holding Period. You will have the option to reset the Guaranteed Amount only if [100% of ] the Policy’s Accumulation Value on the Rider Reset Effective Date equals an amount greater than the current Guaranteed Amount (the “Rider Reset Threshold Amount”).

We may suspend or discontinue the Rider Reset option at any time. For more information, see Provision 3 of this Rider.]

Guaranteed Amount Proportional Reduction:

When you make a Partial Withdrawal from the Policy [(including any Required Minimum Distributions)] during the Rider Holding Period, we will reduce the Guaranteed Amount by the amount of the Guaranteed Amount Proportional Reduction. The Guaranteed Amount Proportional Reduction amount is equal to the amount withdrawn from the Policy (including any Surrender Charges that you may incur as a result of the withdrawal), divided by the Policy’s Accumulation Value immediately preceding the withdrawal, multiplied by the Guaranteed Amount immediately preceding the withdrawal. The amount withdrawn will be deducted pro-rata from the Investment Division(s) based on your current allocations.

RIDER RESET CONDITIONS*:

1.

Latest Rider Reset Date: [Ten (10) Policy Years] prior to the Annuity Commencement Date [or Age [seventy-five (75)], whichever occurs first. Both the Owner (oldest owner, if Policy is jointly owned) and Annuitant (oldest Annuitant, if Policy has joint Annuitants) must be Age [seventy-five (75)] or younger on the Rider Reset Effective Date. ]

2.	Rider Reset Threshold Amount: The amount that the Policy’s Accumulation Value must attain on the Rider Reset Effective Date, as discussed in subsection (b) above, to exercise the Rider Reset option.

* See Provision 3 of this Rider for additional Rider Reset conditions

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[DEATH BENEFIT:

[If the Owner dies on or before the Rider Holding Period End Date and the Owner’s Spouse does not continue the Policy pursuant to the Policy’s death benefit provisions, the death benefit will be equal to the greatest of 1, 2, and 3(a).

If the Owner dies after the Rider Holding Period End Date and the Owner’s Spouse does not continue the Policy pursuant to the Policy’s death benefit provisions, the death benefit will be equal to the greatest of 1, 2, and 3(b).

(1) The amount of the death benefit payable under the Policy.

(2) Any death benefit available under any other rider attached to the Policy.

(3) The Rider Death Benefit, which is:

(a) The Guaranteed Amount; or

(b)	The Guaranteed Amount on the Rider Holding Period End Date reduced proportionally for Partial Withdrawals taken after the Rider Holding Period End Date.

For the Rider Death Benefit in (b) above, the proportional reduction for Partial Withdrawals is equal to the amount withdrawn (including any Surrender Charges that you may incur as a result of the withdrawal), divided by the Policy’s Accumulation Value immediately preceding the withdrawal, multiplied by the Rider Death Benefit immediately preceding the withdrawal.

RIDER CHARGES:

CURRENT RIDER CHARGE AT ISSUE:	A charge equal on an annual basis to [0.70%] of the daily average of the Policy’s Accumulation Value, deducted from the Policy’s Accumulation Value and guaranteed for the duration of the Rider Holding Period, as stated in this Rider. A Rider Reset may result in an increase to the Rider Charge, but will never exceed the Maximum Rider Charge.

MAXIMUM RIDER CHARGE:	A charge equal on an annual basis to [1.80%] of the daily average of the Policy’s Accumulation Value, deducted from the Policy’s Accumulation Value.

We do not deduct the Rider Charge from the Guaranteed Amount and the Rider Charge does not reduce the Guaranteed Amount.

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RIDER

Guaranteed Minimum Accumulation Benefit

This Rider is attached to and made a part of the Policy. Capitalized terms used but not defined in this Rider have the meaning set forth in the Policy. In the case of a conflict between any provisions contained in the Policy and this Rider, the provisions of this Rider will control. Should this Rider terminate, while the Policy is in effect, the provisions of this Rider, including any restrictions, will no longer apply and any provisions amended or replaced in the Policy by the terms of this Rider will revert to the provisions of the Policy.

This Rider provides a guaranteed minimum accumulation benefit. The purpose of this benefit is to provide the Owner with a guaranteed minimum Policy Accumulation Value on the Rider Holding Period End Date.

This Rider may also provide a guaranteed minimum death benefit. When available, the death benefit is described on the Rider Data Page.

Both the guaranteed minimum accumulation benefit and, if available, the guaranteed minimum death benefit will terminate upon assignment or a change in ownership of the Policy unless a new assignee or Owner meets the qualifications specified in Provision 8 of this Rider.

DEFINITIONS

GUARANTEED AMOUNT: As described on the Rider Data Page, the guaranteed dollar amount applicable on the Rider Holding Period End Date.

GUARANTEED AMOUNT PROPORTIONAL REDUCTION: As described on the Rider Data Page, the proportional amount deducted from the Guaranteed Amount when you make a Partial Withdrawal from the Policy during the Rider Holding Period.

RIDER CHARGE: As described on the Rider Data Page, a charge for the benefit provided by this Rider.

RIDER EFFECTIVE DATE: The date on which this Rider is effective and the date from which the Rider Holding Period End Date is measured. This date is shown on the Rider Data Page. After a Rider Reset, this date is the same as the Rider Reset Effective Date.

RIDER HOLDING PERIOD: The number of Policy Years between the Rider Effective Date or the Rider Reset Effective Date, as applicable, and the Rider Holding Period End Date. The Initial Rider Holding Period is shown on the Rider Data Page.

RIDER HOLDING PERIOD END DATE: The Policy Anniversary on which the Rider Holding Period ends, as measured from the Rider Effective Date or the Rider Reset Effective Date, as applicable.

RIDER RESET: The option to reset the Guaranteed Amount and the Rider Holding Period, as described in Provision 3 of this Rider.

RIDER RESET EFFECTIVE DATE: The Policy Anniversary immediately following the date we receive your Rider Reset request. Upon a Rider Reset, the Rider Reset Effective Date becomes the new Rider Effective Date.

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RIDER PROVISIONS

1. Rider Benefit

This Rider guarantees that on the Rider Holding Period End Date, the Policy’s Accumulation Value will equal the greater of the Policy’s Accumulation Value on such date or the Guaranteed Amount. The Guaranteed Amount is described on the Rider Data Page.

On the Rider Holding Period End Date, if the Policy’s Accumulation Value is less than the Guaranteed Amount, we will adjust the Policy’s Accumulation Value to equal the Guaranteed Amount. We will make this adjustment by crediting to the Policy’s Accumulation Value an additional amount equal to the difference between the Guaranteed Amount and the Policy’s Accumulation Value on the Rider Holding Period End Date. We will credit this difference pro-rata to the Investment Division(s) based on your current allocations. The manner in which the Policy’s Accumulation Value is calculated, either before or after the Rider Holding Period End Date, is not affected by this adjustment.

If the Policy’s Accumulation Value exceeds the Guaranteed Amount on the Rider Holding Period End Date, we will not adjust the Policy’s Accumulation Value.

2. Guaranteed Amount

The method for determining the Guaranteed Amount is shown on the Rider Data Page. At least once each Policy Year, we will provide a report to the Owner stating the Guaranteed Amount for the current reporting period.

3. Rider Reset

If we make the Rider Reset option available, you have the option to reset the Guaranteed Amount on any Policy Anniversary preceding the expiration of the Rider Holding Period, subject to the Rider Reset conditions shown on the Rider Data Page. If we make the Rider Reset option available and you elect it, a new Rider Holding Period will be established. The new Rider Holding Period will be for the same duration as the initial Rider Holding Period shown on the Rider Data Page or any other optional Rider Holding Period available for you to elect.

To exercise this option, you must submit a Rider Reset request in a form acceptable to us. We will reset the Guaranteed Amount on the Policy Anniversary immediately following the date we receive your Rider Reset request. You may make a Rider Reset request more than one time, subject to the conditions described in this Rider. Each Rider Reset request will reset the Guaranteed Amount only one time. However, we may make an automatic reset option available that will allow you to request more than one annual reset at one time. An automatic Rider Reset request is subject to the same conditions as a one-time Rider Reset request.

We may suspend or discontinue the Rider Reset option at any time. Should this occur, we will promptly notify you in writing. Within thirty (30) days after receipt of our written notification regarding the suspension or discontinuation of the Rider Reset option, you may cancel this Rider.

Effect Of A Rider Reset

On the Policy Anniversary after we receive your Rider Reset request, we may change the following: the Rider Holding Period, the Rider Holding Period End Date, and the Rider Charge.

Additionally, upon the initial and any subsequent Rider Reset, the Rider Effective Date will be known as the Rider Reset Effective Date. The new Rider Holding Period End Date will be measured from the Rider Reset Effective Date, based on the duration of the Rider Holding Period.

A Rider Reset could result in a change to the Rider Charge. However, this charge will never exceed the maximum charge shown on the Rider Data Page. We will notify you in writing of any changes to this charge, at which time you will have the option to cancel the Rider Reset, as discussed below.

Cancelling A Rider Reset

You may cancel your Rider Reset request at any time prior to or within thirty (30) days after the Rider Reset Effective Date. If you cancel your Rider Reset request within this period, we will not change the Guaranteed Amount, the Rider Holding Period, the Rider Holding Period End Date, the Rider Effective Date or the Rider Reset Effective Date (if previously reset), or the Rider Charge.

4. Surrender Of Policy

If you surrender the Policy, this Rider will end and the provisions under this Rider will no longer apply. Upon surrender, you will receive the Policy’s current Accumulation Value, less any applicable Surrender Charges and

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additional fees and charges that may apply.

5.	Rider Death Benefit

If this Rider terminates upon the death of an Owner, we may make a death benefit available under this Rider. Any available death benefit is described on the Rider Data Page.

6. Rider Charge

We deduct a charge for the benefit provided by this Rider. The charge is described on the Rider Data Page.

The Rider Charge in effect on the Rider Effective Date will not change after we issue this Rider. However, if you elect a Rider Reset, as discussed in Provision 3 of this Rider, such reset may increase the Rider Charge to a rate that will not exceed the Maximum Rider Charge shown on the Rider Data Page.

The Rider Charge in effect for this Rider on the date we receive your Rider Reset request will remain in effect until the day before the Rider Reset Effective Date. Beginning on the Rider Reset Effective Date, if such reset changes the Rider Charge, we will deduct the new Rider Charge beginning on the Rider Reset Effective Date until the Rider Holding Period End Date.

We will not deduct a Rider Charge after the Rider Holding Period End Date or upon Rider termination.

7. Rider Cancellation

You may only cancel the Rider if we suspend or discontinue the Rider Reset as described in Provision 3 of this Rider. Once cancelled, this Rider cannot be re-elected or reinstated.

8. Rider Termination

This Rider will end on the earliest to occur of the following events:

(a)	The Rider Holding Period End Date, unless this Rider provides a death benefit after this date;

(b)	If you fully surrender the Policy for any reason;

(c)	If you cancel this Rider (subject to the limitations described in Provision 7 of this Rider);

(d)	If we terminate the Policy as described in the Policy’s termination provision;

(e)	Upon the death of an Owner, except as provided in subsection (f)(ii) below; and

(f)	If there is a change of ownership, or an assignment, of the Policy unless:

i)

the new Owner or assignee assumes full ownership of the Policy and is essentially the same person (e.g., an individual ownership changed to a personal revocable trust, a change to a court appointed guardian representing the Owner during the Owner’s lifetime);

ii)	the Owner’s Spouse, when designated as the sole primary Beneficiary, continues the Policy after the Owner dies, as described in the Policy;

iii)

the assignment is for the purpose of effectuating an exchange of the Policy under section 1035 of the Internal Revenue Code (i.e., this Rider may continue during the temporary assignment period and not terminate until the Policy is actually surrendered); or

iv)

the new Owner or assignee is a member of the Owner’s immediate family. Immediate family members are limited to the Owner’s Spouse, children, parents, and siblings. A change of ownership or assignment from the original Owner to an immediate family member may only be made one time while this Rider is in effect. A change in ownership to an immediate family member may have adverse tax consequences; please consult with your tax advisor.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

PRESIDENT                                                                       SECRETARY

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